Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc. Reports Continued Robust

Performance for Fiscal 2009 Third Quarter

- Keurig® Single-Cup Brewing System Drives Very Strong Sales and Earnings Growth -

- Company Raises Estimates for Fiscal Year 2009 EPS Growth -

- Company Provides First Estimates for Fiscal Year 2010 -

WATERBURY, VT (July 29, 2009) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2009 third quarter results for the thirteen weeks ended June 27, 2009, reporting outstanding top and bottom line growth.

Net sales for the third quarter of fiscal 2009 totaled $190.5 million as compared to $118.1 million reported in the third quarter of fiscal 2008, representing an increase of 61% over the same quarter last year.

Net income for the third quarter of fiscal 2009 increased 123% to $14.1 million or $0.36 per diluted share, from $6.3 million or $0.16 per diluted share in the third quarter of fiscal 2008.

During fiscal 2009’s third quarter, 398 million K-Cup® portion packs were shipped system-wide by all Keurig licensed roasters, up 64% over the year-ago quarter. Supporting continued growth in K-Cup demand, there were 439,000 Keurig brewers shipped during the third quarter of fiscal 2009, up 187% over the same quarter in the prior year.

Lawrence J. Blanford, GMCR’s President and CEO, said, “We are very pleased with our performance this past quarter. Over the last twelve quarters our overall top-line growth has averaged 56%. We believe our consistently strong top-line growth demonstrates that the quality, convenience and value of the Keurig Single-Cup Brewing System have caused a revolution in how consumers prepare and enjoy their coffee.”

Blanford continued, “We are in the right place at the right time with our innovative brewing system which has been so well received in the marketplace. Looking forward, we intend to continue leveraging this opportunity through the successful execution of our enabling initiatives that fuel GMCR’s growth by driving Keurig Single-Cup brewer sales and K-Cup portion pack demand. To date, these initiatives have included the acquisition of the wholesale business and Tully’s® brand from Tully’s Coffee Corporation and the integration of that business into our Specialty Coffee business unit, licensing of Keurig single-cup brewer technology for the “Cuisinart®” and “Mr. Coffee®” brands, and beverage innovations such as the introduction of new K-Cup portion pack products like Café Escapes and Celestial Seasonings Perfect Iced Teas.”

Blanford concluded, “Our goal is to build stockholder value by providing consumers with an extraordinary coffee experience while helping to make a positive difference in the world. This success would not have been possible without the tremendous efforts from all of our employees, the enthusiasm with which our customers and loyal consumers have embraced our system, and the dedication of everyone else who has played an important role in this story. However, there is much more of the story to be told, and, as we look forward, I believe all of these constituencies will continue to play an important role.”

Fiscal 2009 Third Quarter Financial Review

Net Sales

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For the Keurig business unit, net sales for the third quarter of fiscal 2009, after the elimination of inter-company sales, were $90.1 million, up 97% from net sales of $45.8 million in the third quarter of fiscal 2008. About half of the increase in Keurig’s net sales this past quarter was due to the 112% increase in K-Cup sales to retailers and to consumers from Keurig.com. Dollar net sales of At Home brewers and accessories contributed approximately one-third of the increase in total Keurig business unit net sales this quarter. In addition, royalty income from the sale of K-Cups® from third party licensed roasters increased approximately $3 million over last year’s third fiscal quarter and totaled $9 million. Further detail on shipments of Keurig brewers and K-Cup portion packs is provided in the chart accompanying this press release.

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For the Specialty Coffee business unit (previously called the Green Mountain Coffee segment), net sales for the third quarter of fiscal 2009 grew 39% to $100.4 million, after the elimination of inter-company sales, as compared to $72.4 million reported in the third quarter of fiscal 2008. Dollar net sales growth was strongest in channels that benefit from sales of K-Cup portion packs including retail reseller, supermarket, consumer direct and office coffee channels. Coffee, tea and hot cocoa pounds shipped increased 40% this quarter over the prior period and totaled 10.9 million pounds.

•	Sales related to the Tully’s brand represented approximately 5.5% of the 61% increase in consolidated net sales, which are included in the Company’s results for the first time.

Costs, Margins and Income

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Cost of sales increased to 66.4% of total net sales compared to 64.0% for the corresponding quarter last year. The increase over last year is primarily due to the significant increase in sales of Keurig At Home Single-Cup brewers, which are sold at approximately cost, as part of the Company’s strategy to drive demand for our K-Cup portion packs by increasing the installed base of Keurig brewers.

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Selling, general and administrative expenses (SG&A) improved as a percentage of net sales by 470 basis points to 21.7% from 26.4% in the prior year quarter. This improvement was primarily the result of leveraging selling and organizational resources on a higher sales base.

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As a result of this SG&A leverage, the Company increased its operating income by 101% to $22.8 million in the third quarter of fiscal 2009, as compared to $11.3 million reported in the third quarter of fiscal 2008. Operating margins significantly improved as a percentage of net sales to 12.0% from 9.6% in the prior year period.

•	Interest expense was $1.1 million and $1.4 million in the third quarter of fiscal 2009 and fiscal 2008, respectively.

•	Income before taxes for the third quarter of fiscal 2009 increased 118% to $21.7 million as compared to $9.9 million reported in the third quarter of fiscal 2008.

•	The Company’s tax rate was 34.7% as compared to 36.3% in the prior year quarter. The difference was primarily due to higher research and development costs and foreign tax credits.

•	Net income for the third quarter of fiscal 2009 was $14.1 million or 7.4% of net sales as compared to $6.3 million or 5.4% in the corresponding quarter last year.

Balance Sheet Highlights

•	Accounts receivable increased 82% year-over-year to $68.5 million at June 27, 2009, from $37.7 million at June 28, 2008, as a result of the strong sales during the third quarter of fiscal 2009.

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Inventories increased 64% year-over-year to $103.2 million at June 27, 2009, from $63.1 million at June 28, 2008, reflecting the Company’s effort to ensure both efficiencies and sufficient inventories of brewers and K-Cups for the fourth quarter of fiscal 2009 to meet anticipated strong consumer demand.

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Long-term debt increased to $126.0 million at June 27, 2009, from $118.7 million at March 28, 2009 primarily to fund capital expenditures. Cash flow from operations in the third quarter funded this quarter’s increase in inventories and other working capital needs.

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During the quarter the Company completed a three-for-two stock split, effected in the form of a stock dividend, and distributed one additional share of its common stock to all shareholders of record at the close of business on May 29, 2009 for every two shares of common stock held on that date. On June 9, 2009, the Company’s stock began trading on a split-adjusted basis with the new number of outstanding shares equaling 1.5 times the pre-split number.

Subsequent Event

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On June 29, 2009, the Company exercised the increase option under its existing $225 million revolving credit facility. This increase option was in the form of a $50 million term loan, to be amortized at the rate of 10% annually, commencing on September 30, 2009. All borrowings under the credit agreement, including the outstanding balance under the term loan, are due on December 3, 2012. In addition, on June 29, 2009, the Company amended the credit agreement which resulted in removing the capital expenditures limitation covenant and adjusting the definition of the fixed charge coverage ratio to adjust the capital expenditures included in the definition to 50% of unfinanced capital expenditures. For more detailed information, please see the Amended and Restated Revolving Credit Agreement to be filed with the Company’s Form 10-Q for this quarter.

Business Outlook and Other Forward-Looking Information

Company’s Estimates for Fiscal Year 2009:

•	Total consolidated net sales growth of 58% to 61%.

•	Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 60% to 65%.

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An operating margin in the range of 9.4% to 9.8%, up from prior estimates of 8.6% to 9.0%, including $5.3 million or $0.08 per diluted share for non-cash amortization expenses related to the identifiable intangibles of both the Keurig and Tully’s acquisitions, and excluding the pre-tax $17 million Kraft patent litigation settlement.

•	Interest expense of $5.2 million to $5.5 million, down from prior estimates of $5.5 million to $6.0 million.

•	A tax rate of 37.9% as compared to 38.9% in fiscal 2008, down from prior estimate of 39.5%.

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The Tully’s transaction is expected to be neutral to slightly accretive to earnings per share for the first twelve months of ownership, and accretive thereafter. However, for the fourth quarter of fiscal 2009, as the Company integrates the Tully’s business into its Specialty Coffee business unit and invests in additional West Coast capacity, the transaction is expected to be slightly dilutive to the Company’s operating margin and earnings per share.

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Fully diluted GAAP earnings per share in the range of $1.37 to $1.41 per share, including the pre-tax $17 million or $0.27 per diluted share Kraft patent litigation settlement, and including the non-cash amortization expenses related to the identifiable intangibles of $5.3 million or approximately $0.08 per share. Excluding the Kraft litigation settlement, fully diluted non-GAAP earnings per share in the range of $1.10 to $1.14 per share, up from prior estimates of $0.98 to $1.02 per share.

Company Estimates Relating to Balance Sheet and Cash Flow for Fiscal Year-end 2009:

•	Capital expenditures for fiscal 2009 in the range of $55 to $60 million.

•	Depreciation and amortization expenses in the range of $24 to $26 million including $5.3 million for amortization of identifiable intangibles.

First Issue of Company Estimates for Fourth Quarter Fiscal Year 2009:

•	Total consolidated net sales growth of 60% to 63% as compared to the fourth quarter of 2008.

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An operating margin in the range of 10.0% to 10.8% (as compared to 9.6% in the year-ago quarter, and 12.0% in the third quarter of fiscal 2009) including non-cash amortization expenses for identifiable intangibles of approximately $1.5 million. The fiscal fourth quarter operating margin estimates include start-up costs associated with ramping up production capabilities at the Company’s new Knoxville, Tennessee facility and the expectation that the Tully’s wholesale business will be slightly dilutive to earnings per share in the fiscal fourth quarter of 2009.

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Fully diluted GAAP earnings per share in the range of $0.30 to $0.34 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce earnings per share by approximately $0.02 per share.

First Issue of Company Estimates for Fiscal Year 2010:

•	Total consolidated net sales growth of 45% to 50%.

•	Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 65% to 70%.

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Fully diluted GAAP earnings per share in the range of $1.70 to $1.80 per share, including the non-cash amortization expenses related to the identifiable intangibles mentioned above of $5.3 million or approximately $0.08 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006, the acquisition of Tully Coffee Corporation’s wholesale business and brands completed on March 27, 2009, and one-time operating income related to the settlement of the Company’s Kraft litigation. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 5:00 PM ET and will be available, with accompanying slides, via live webcast on the Company’s website at www.GreenMountainCoffee.com. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, Passcode 4422024 from 9:00 PM ET on July 29 through 9:00 PM ET on Monday, August 3, 2009.

GMCR routinely posts information that may be of importance to investors in the Investor Services section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Green Mountain Coffee Roasters, Inc.

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Green Mountain Coffee®, Tully’s Coffee® and Newman’s Own® Organics coffee. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed brands, including Green Mountain Coffee and Tully’s Coffee. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.GreenMountainCoffee.com and www.Keurig.com for more information.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,”, “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” “and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Specialty Coffee business unit, the Company’s success in introducing new product offerings, the ability of our lenders to honor their commitments under our credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the office and At Home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended 6/27/09	Thirteen weeks ended 6/28/08	Thirty-nine weeks ended 6/27/09	Thirty-nine weeks ended 6/28/08
Net sales	$190,509	$118,120	$580,841	$365,442

Cost of sales	126,428	75,626	401,428	234,946

Gross profit	64,081	42,494	179,413	130,496

Selling and operating expenses	28,597	20,620	92,873	69,495
General and administrative expenses	12,708	9,772	33,165	29,277
Patent litigation (settlement) expense	—	773	(17,000)	2,268

Operating income	22,776	11,329	70,375	29,456

Other income (expense)	(39)	(25)	(323)	(228)
Interest expense	(1,080)	(1,376)	(3,494)	(4,415)

Income before income taxes	21,657	9,928	66,558	24,813

Income tax expense	(7,517)	(3,599)	(25,051)	(9,602)

Net income	$14,140	$6,329	$41,507	$15,211

Basic income per share:
Weighted average shares outstanding	37,591,760	36,139,803	37,132,434	35,803,980
Net income	$0.38	$0.18	$1.12	$0.42

Diluted income per share:
Weighted average shares outstanding	39,670,046	38,492,987	39,106,086	38,276,990
Net income	$0.36	$0.16	$1.06	$0.40

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	June 27, 2009	September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$4,100	$804
Restricted cash and cash equivalents	161	161
Receivables, less allowances of $4,288 and $3,002 at June 27, 2009 and September 27, 2008, respectively	68,458	54,782
Income tax receivable	285	—
Inventories	103,238	85,311
Other current assets	4,725	4,886
Deferred income taxes, net	9,967	6,146

Total current assets	190,934	152,090

Fixed assets, net	117,054	97,678
Intangibles, net	37,935	29,396
Goodwill	99,558	73,953
Other long-term assets	4,114	4,531

Total assets	$449,595	$357,648

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$37	$33
Accounts payable	61,491	43,821
Accrued compensation costs	15,687	11,669
Accrued expenses	20,654	14,645
Income tax payable	—	2,079
Other short-term liabilities	3,441	673

Total current liabilities	101,310	72,920

Long-term debt	126,018	123,517

Deferred income taxes, net	22,696	21,691

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 42,904,827 at June 27, 2009 and 41,690,466 shares at September 27, 2008, respectively	4,290	4,169

Additional paid-in capital	82,069	61,987
Retained earnings	122,787	81,280
Accumulated other comprehensive loss	(2,078)	(419)
ESOP unallocated shares, at cost - 27,194 shares	(161)	(161)
Treasury shares, at cost - 5,208,993 shares	(7,336)	(7,336)

Total stockholders’ equity	199,571	139,520

Total liabilities and stockholders’ equity	$449,595	$357,648

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Thirty-nine weeks ended June 27, 2009	Thirty-nine weeks ended June 28, 2008
Cash flows from operating activities:
Net income	$41,507	$15,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,054	9,851
Amortization of intangibles	3,861	3,609
Loss on disposal of fixed assets	168	187
Provision for doubtful accounts	327	913
Loss on futures derivatives	207	—
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	(163)	(365)
Deferred income taxes	(1,940)	184
Deferred compensation and stock compensation	4,892	4,572
Changes in assets and liabilities:
Receivables	(14,003)	791
Inventories	(15,640)	(24,198)
Income tax payable	(2,364)	(2,328)
Other current assets	187	(1,019)
Other long-term assets, net	587	314
Accounts payable	15,474	(2,092)
Accrued compensation costs	4,018	3,369
Accrued expenses	5,681	1,215

Net cash provided by operating activities	55,853	10,214

Cash flows from investing activities:
Acquisition of certain assets of Tully’s Coffee Corporation	(41,451)	—
Capital expenditures for fixed assets	(29,027)	(28,109)
Proceeds from disposal of fixed assets	152	319

Net cash used for investing activities	(70,326)	(27,790)

Cash flows from financing activities:
Net change in revolving line of credit	2,500	5,800
Proceeds from issuance of common stock	6,351	4,408
Excess tax benefits from equity-based compensation plans	9,123	5,408
Deferred financing fees	—	(794)
Repayment of long-term debt	(205)	(54)

Net cash provided by financing activities	17,769	14,768

Net increase (decrease) in cash and cash equivalents	3,296	(2,808)
Cash and cash equivalents at beginning of period	804	2,818

Cash and cash equivalents at end of period	$4,100	$10

Fixed asset purchases included in accounts payable and not disbursed at the end of each period:	$7,399	$4,877

Noncash financing activity:
Debt assumed in conjunction with acquisition of Tully’s Coffee	$210	$—

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Company-wide Keurig brewer and K-Cup portion pack shipments

(Unaudited data and in thousands)

	Q3FY09 13 wks ended 6/27/09	Q3FY08 13 wks ended 6/28/08	Q3 Y/Y Increase	Q3 % Y/Y Increase	Q3 YTD 39 wks ended 6/27/09	Q3 YTD 39 wks ended 6/28/08	Q3 YTD Increase	Q3 YTD % Y/Y Increase
Total Keurig brewers shipped (1)	439	153	286	187%	1,629	668	961	144%
Total K-Cups shipped (system-wide) (2)	397,962	242,934	155,028	64%	1,183,904	739,821	444,083	60%

(1)	Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada.
(2)

Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Total K-Cups sold by the brands owned or licensed by the Company comprise historically approximately 58% to 61% of total K-Cups shipped system-wide.

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